'     For Immediate Release

Lincoln Financial Reports 2025 Second Quarter Results
____________________________________

Radnor, PA, July 31, 2025: Lincoln Financial (NYSE: LNC) today reported financial results for the second quarter ended June 30, 2025.
•Strong performance in the quarter was driven by an increasingly diversified earnings mix and disciplined execution on strategic and financial objectives.
•Second quarter net income (loss) available to common stockholders was $688 million, or $3.80 per diluted share.
•Second quarter adjusted operating income (loss) available to common stockholders was $427 million, or $2.36 per diluted share.
◦The primary difference between net income (loss) and adjusted operating income (loss) resulted from a $0.3 billion net after-tax gain, or $1.77 per diluted share, primarily due to the non-economic impacts of changes in market risk benefits.
•Closed transaction with Bain Capital, a partnership expected to support acceleration of strategic priorities.

"Our second-quarter performance was strong and reflected the significant progress we have made in executing our strategy to reposition Lincoln for sustainable, long-term value creation," said Ellen Cooper, Chairman, President and CEO of Lincoln Financial. "Group Protection delivered a record quarter for earnings and its highest-ever margin. Annuities generated its third-highest sales quarter, supported by a more diverse and balanced product mix. Retirement Plan Services saw an increase in total deposits resulting from strong first-year sales growth. Life Insurance delivered positive earnings, driven by favorable mortality and improved expenses.

"With a more balanced business mix, greater capital flexibility, and a disciplined focus on generating profitable growth with attractive risk-adjusted returns, we are well positioned to build on this momentum and unlock Lincoln's full potential."

Business Highlights

Our 2025 second-quarter results reflected the benefits of a more diverse earnings mix and continued execution against strategic initiatives by each business.

Retail Solutions
•Annuities reported operating income of $287 million, down 3% compared to the prior-year quarter, as outflows drove a decline in traditional variable annuities average account balances, partially offset by favorable equity markets. Annuities generated sales of $4.0 billion, up 5% year over year, with over $1 billion of sales in each of its primary product categories, a reflection of our diversified product offering. Spread-based products accounted for 66% of total sales in the quarter.

•Life Insurance reported operating income of $32 million, a $67 million increase from the prior-year quarter, driven by higher alternative investment income and favorable mortality. Alternative investment income returns were in line with our annual target in the second quarter. Total sales were $121 million, 15% higher than the prior-year period, as momentum in sales of risk-sharing products continued.

Workplace Solutions
•Group Protection reported operating income of $173 million, up 33% compared to the prior-year quarter, and a margin of 12.5%, up 250 basis points over the same period. This improvement was driven by life experience and favorable long-term disability results. Premiums were 7% higher year over year, resulting from prior-year sales and strong persistency. Sales of $187 million were 16% higher year over year, driven by growth in the local market segment and strong supplemental health sales.

•Retirement Plan Services reported operating income of $37 million in the quarter, down 8% year over year, primarily due to stable value outflows, partially offset by favorable equity markets. Net outflows were $0.6 billion, compared to $0.2 billion in the year-ago quarter, as plan terminations were partially offset by continued strength in first-year sales. Total deposits were $3.6 billion in the quarter, 10% higher than the prior-year period, driven by almost 50% first-year sales growth.

Earnings Summary

(in millions, except per share data)	For the Three Months Ended		For the Six Months Ended
	6/30/2024 (1)	6/30/25	6/30/24 (1)	6/30/25
Net income (loss)	$895	$699	$2,116	$(23)
Net income (loss) available to common stockholders — diluted	884	688	2,073	(69)
Net income (loss) per diluted share available to common stockholders(2)	$5.11	$3.80	$12.03	$(0.39)
Adjusted income (loss) from operations	335	438	580	752
Adjusted income (loss) from operations available to common stockholders	324	427	534	706
Adjusted income (loss) from operations per diluted share available to common stockholders	$1.87	$2.36	$3.10	$3.97

(1) Prior period amounts have been recast to conform to the current period presentation.
(2) In periods where a net loss is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as using diluted shares would result in a lower loss per share.

Reconciliation of Net Income (Loss) to Adjusted Income (Loss) from Operations(1)

(in millions)	For the Three Months Ended		For the Six Months Ended
	6/30/24 (1)	6/30/25	6/30/24 (1)	6/30/25
Net income (loss) available to common stockholders — diluted	$884	$688	$2,073	$(69)
Less:
Preferred stock dividends declared	(11)	(11)	(46)	(46)
Adjusted for deferred units of LNC stock in our deferred compensation plans	—	—	3	—
Net income (loss)	895	699	2,116	(23)
Less:
Net annuity product features, pre-tax(2)	252	405	1,702	(687)
Net life insurance product features, pre-tax	4	(58)	(128)	(15)
Credit loss-related adjustments, pre-tax	(34)	(25)	(36)	(53)
Investment gains (losses), pre-tax	(230)	(81)	(311)	(183)
Changes in the fair value of reinsurance-related embedded derivatives,
trading securities and certain mortgage loans, pre-tax(2)	201	14	395	(76)
Gains (losses) on other non-financial assets - sale of
subsidiaries/businesses, pre-tax(2)	584	—	584	—
Other items, pre-tax(2)	(33)	75	(219)	40
Income tax benefit (expense) related to the above pre-tax items	(184)	(69)	(451)	199
Adjusted income (loss) from operations	$335	$438	$580	$752
Adjusted income (loss) from operations available to common stockholders	$324	$427	$534	$706

(1) See the definition of Adjusted Income (Loss) from Operations at the back of this press release for revisions made to the definition in the third quarter of 2024 and further explanation of reconciliation line items. Prior period amounts have been recast to conform to the current period presentation.
(2) Refer to the full reconciliation at the back of this release for footnotes.

Variable Investment Income

Alternative Investment Income, after-tax(1)	For the Three Months Ended					For the Six Months Ended
(in millions)	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25	6/30/24	6/30/25
Annuities	$1	$3	$3	$2	$3	$3	$5
Life Insurance	26	73	76	55	74	84	129
Group Protection	1	1	1	1	1	2	2
Retirement Plan Services	—	2	2	1	2	1	3
Other Operations	—	—	1	—	—	—	—
Consolidated	$28	$79	$83	$59	$80	$90	$139

(1) Excludes alternative investment income on investments supporting our modified coinsurance and coinsurance with funds withheld agreements as we have limited economic interest in those investments.

Prepayment Income, after-tax	For the Three Months Ended					For the Six Months Ended
(in millions)	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25	6/30/24	6/30/25
Annuities	$—	$—	$2	$—	$3	$1	$3
Life Insurance	2	3	1	1	—	2	1
Group Protection	—	1	1	—	1	—	1
Retirement Plan Services	—	—	1	—	—	1	—
Other Operations	—	—	—	—	—	—	—
Consolidated	$2	$4	$5	$1	$4	$4	$5

Items Impacting Segment and Other Operations Results

For the Three Months Ended June 30, 2025
(in millions)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
After-tax impacts:
Alternative investment income compared to return target(1)	$—	$—	$—	$—	$—
Prepayment income(2)	3	—	1	—	—
Annual assumption review	—	—	—	—	—
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$3	$—	$1	$—	$—

	For the Three Months Ended June 30, 2024
(in millions)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
After-tax impacts:
Alternative investment income compared to return target(1)	$(1)	$(39)	$(1)	$—	$—
Prepayment income(2)	—	2	—	—	—
Annual assumption review	—	—	—	—	—
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$(1)	$(37)	$(1)	$—	$—

(1) Alternative investment income comparison to return target assumes a 10% annual return on the alternative investment portfolio.
(2) Prepayment income is actual income reported in the quarter.

Capital and Liquidity

	As of or For the Three Months Ended
(in millions, except percent and per share data)	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25
Holding company available liquidity(1)	$463	$459	$463	$466	$466
RBC ratio(2)	>420%	>420%	433%	>420%	>420%
Book value per share (BVPS), including AOCI	$40.78	$46.97	$42.60	$41.96	$44.91
Book value per share, excluding AOCI(3)	$66.37	$62.67	$72.06	$67.04	$67.95
Adjusted book value per share(3)	$68.51	$70.04	$72.34	$73.19	$72.77

(1) Holding company available liquidity presented as of 6/30/24, 9/30/24 and 12/31/24 does not include the $300 million prefunding of a 2025 maturity.
(2) The RBC ratio is calculated annually as of December 31, but is reported in the March statutory reporting, and as such, the quarterly ratios presented for 6/30/24, 9/30/24, 3/31/25, and 6/30/2025 are considered estimates based on information known at the time of reporting.
(3) Refer to the reconciliation to book value per share, including AOCI, at the back of this release.

Annuities

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25	Change	6/30/24	6/30/25	Change
Total operating revenues	$1,209	$1,195	$1,223	$1,198	$1,214	0.4%	$2,477	$2,412	(2.6)%
Total operating expenses	858	836	864	858	876	2.1%	1,808	1,734	(4.1)%
Income (loss) from operations before taxes	351	359	359	340	338	(3.7)%	669	678	1.3%
Federal income tax expense (benefit)	54	58	56	50	51	(5.6)%	113	101	(10.6)%
Income (loss) from operations	$297	$301	$303	$290	$287	(3.4)%	$556	$577	3.8%
Income (loss) from operations, excluding impact of annual assumption review	$297	$300	$303	$290	$287	(3.4)%	$556	$577	3.8%
Total sales	$3,817	$3,375	$3,689	$3,789	$4,019	5.3%	$6,663	$7,807	17.2%
Net flows	$(954)	$(1,637)	$(1,891)	$(1,676)	$(1,162)	(21.8)%	$(2,946)	$(2,838)	3.7%
Average account balances, net of reinsurance	$158,370	$161,680	$165,424	$163,688	$159,806	0.9%	$156,531	$161,877	3.4%
Return on average account balances (bps)	75	74	73	71	72		71	71

•Income from operations was $287 million for the second quarter, down 3% compared to the prior-year quarter, as outflows drove a decline in traditional variable annuities average account balances, partially offset by favorable equity markets.
•Total sales were $4.0 billion in the quarter, increasing 5% compared to the prior year. Spread-based products comprised 66% of total sales.
•Net outflows were approximately $1.2 billion in the quarter, compared to net outflows of $1.0 billion in the prior-year quarter, with higher outflows driven by partial withdrawals.
•Average account balances, net of reinsurance, were $160 billion, increasing 1% over the prior-year quarter. This result was primarily due to growth in RILA, partially offset by a decline in traditional variable annuities.

Life Insurance

(in millions)	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25	Change	6/30/24	6/30/25	Change

Total operating revenues	$1,511	$1,589	$1,608	$1,587	$1,602	6.0%	$3,052	$3,188	4.5%
Total operating expenses	1,562	1,568	1,634	1,619	1,568	0.4%	3,153	3,186	1.0%
Income (loss) from operations before taxes	(51)	21	(26)	(32)	34	166.7%	(101)	2	102.0%
Federal income tax expense (benefit)	(16)	(1)	(11)	(16)	2	112.5%	(31)	(14)	54.8%
Income (loss) from operations	$(35)	$22	$(15)	$(16)	$32	191.4%	$(70)	$16	122.9%
Income (loss) from operations, excluding the impact of annual assumption review	$(35)	$14	$(15)	$(16)	$32	191.4%	$(70)	$16	122.9%
Average account balances, net of reinsurance	$43,230	$44,055	$44,746	$44,390	$45,651	5.6%	$42,755	$45,020	5.3%
Total sales	$105	$122	$119	$97	$121	15.2%	$197	$218	10.7%

•Income from operations was $32 million, compared to a loss of $35 million in the prior-year quarter, resulting from higher alternative investment income and favorable mortality.
•Total sales were $121 million, up 15% compared to the prior-year quarter, as sales momentum in risk-sharing products continued.
•Average account balances, net of reinsurance, were $46 billion, up 6% versus the prior-year quarter.

Group Protection

(in millions, except margin data)	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25	Change	6/30/24	6/30/25	Change
Total operating revenues	$1,441	$1,432	$1,418	$1,521	$1,538	6.7%	$2,867	$3,059	6.7%
Total operating expenses	1,276	1,295	1,282	1,393	1,319	3.4%	2,601	2,712	4.3%
Income (loss) from operations before taxes	165	137	136	128	219	32.7%	266	347	30.5%
Federal income tax expense (benefit)	35	28	29	27	46	31.4%	56	73	30.4%
Income (loss) from operations	$130	$109	$107	$101	$173	33.1%	$210	$274	30.5%
Income (loss) from operations, excluding the impact of annual assumption review	$130	$110	$107	$101	$173	33.1%	$210	$274	30.5%
Insurance premiums	$1,298	$1,288	$1,274	$1,371	$1,386	6.8%	$2,583	$2,757	6.7%
Total sales	$161	$84	$467	$157	$187	16.1%	$306	$344	12.4%
Total loss ratio	70.1%	71.4%	71.0%	72.4%	65.9%		72.5%	69.2%
Operating margin(1)	10.0%	8.4%	8.4%	7.4%	12.5%		8.1%	9.9%
Operating margin, excluding the impact of annual assumption review	10.0%	8.5%	8.4%	7.4%	12.5%		8.1%	9.9%

(1) Operating margin is calculated by dividing income (loss) from operations by insurance premiums.

•Income from operations was $173 million in the quarter, 33% higher than the prior-year quarter, and the operating margin improved by 250 basis points to 12.5%. Life experience and favorable long-term disability results drove the year-over-year improvement.
•Insurance premiums were $1.4 billion in the quarter, increasing 7% year over year due to prior-year sales and strong persistency.
•Sales increased 16% year over year, driven by growth in the local market segment and strong supplemental health sales.
•The total loss ratio was 65.9%, 420 basis points lower than the prior-year quarter, driven by life experience and favorable long-term disability results.

Retirement Plan Services

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25	Change	6/30/24	6/30/25	Change
Total operating revenues	$327	$335	$337	$327	$331	1.2%	$649	$658	1.4%
Total operating expenses	281	286	288	289	289	2.8%	561	578	3.0%
Income (loss) from operations before taxes	46	49	49	38	42	(8.7)%	88	80	(9.1)%
Federal income tax expense (benefit)	6	5	6	4	5	(16.7)%	12	9	(25.0)%
Income (loss) from operations	$40	$44	$43	$34	$37	(7.5)%	$76	$71	(6.6)%

Deposits	$3,282	$4,180	$3,473	$4,115	$3,594	9.5%	$7,085	$7,709	8.8%
Net flows	$(197)	$651	$(732)	$(2,184)	$(585)	NM	$194	$(2,768)	NM
Average account balances	$106,374	$110,550	$113,711	$113,075	$111,734	5.0%	$104,518	$112,772	7.9%
Return on average account balances (bps)	15	16	15	12	13		15	13

•Income from operations was $37 million in the quarter, down 8% compared to the prior year, primarily due to stable value outflows, partially offset by favorable equity markets.
•Net outflows were $0.6 billion, primarily due to plan terminations, partially offset by continued strength in first-year sales.
•Total deposits were $3.6 billion, 10% higher than the prior-year quarter, driven by significant first-year sales growth of nearly 50%.
•Average account balances were $112 billion, increasing 5% from the prior year.

Other Operations

(in millions)	As of or For the Three Months Ended						As of or For the Six Months Ended
	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25	Change	6/30/24(1)	6/30/25	Change
Total operating revenues	$39	$52	$42	$52	$41	5.1%	$66	$94	42.4%
Total operating expenses	161	157	160	164	157	(2.5)%	308	322	4.5%
Income (loss) from operations before taxes	(122)	(105)	(118)	(112)	(116)	4.9%	(242)	(228)	5.8%
Federal income tax expense (benefit)	(25)	(21)	(23)	(17)	(25)	0.0%	(50)	(42)	16.0%
Income (loss) from operations(2)	$(97)	$(84)	$(95)	$(95)	$(91)	6.2%	$(192)	$(186)	3.1%

(1) The six-month period ended June 30, 2024 has been recast to conform to the revised definition of income (loss) from operations. See Definitions of Non-GAAP Measures at the back of this press release.
(2) Income (loss) from operations does not include preferred dividends.

Unrealized Gains and Losses

The company reported a net unrealized loss of $9.1 billion (pre-tax) on its available-for-sale securities as of June 30, 2025, compared to a net unrealized loss of $10.5 billion (pre-tax) as of June 30, 2024. The year-over-year decrease was primarily due to lower Treasury rates.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, and book value per share including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s second quarter 2025 statistical supplement and second quarter 2025 earnings supplement, which are available in the investor relations section of its website http://www.lincolnfinancial.com/investor.

Conference Call Information
Lincoln Financial will discuss the company’s second quarter results with the investment community in a call beginning at 8:00 a.m. Eastern Time on Thursday, July 31, 2025.

The call will be broadcast live through the company’s website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the call to download and install any necessary streaming media software. A replay of the call will be available by 10:30 a.m. Eastern Time on July 31, 2025, at www.lincolnfinancial.com/webcast.

About Lincoln Financial
Lincoln Financial helps people confidently plan for their vision of a successful financial future. As of December 31, 2024, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of June 30, 2025, the company had $331 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, PA., Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:
	Tina Madon	Sarah Boxler
	Investor Relations	Media Relations
	Tina.Madon@LFG.com	Sarah.Boxler@LFG.com

Non-GAAP Measures

Management believes that the use of the non-GAAP financial measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders (or adjusted operating income (loss)) and adjusted income (loss) from operations per diluted share available to common stockholders is helpful to investors in evaluating the company’s performance.

Management believes that excluding the following items from adjusted income (loss) from operations enhances understanding of the underlying trends and long-term performance of the company’s business. Management excludes “net annuity product features” as this adjustment primarily represents the difference between the valuation of reserves and the valuation of derivatives utilized for hedging our variable annuity and indexed annuity products, which can fluctuate significantly from period to period based on changes in equity markets and interest rates. This difference is due to the hedge focus on managing risks to statutory capital as opposed to the GAAP reserves. Management excludes “net life insurance product features” for similar reasons. In addition, management excludes “credit loss-related adjustments” and “investment gains (losses)” as the timing of changes in allowances or sales of credit-impaired investments depends largely on market credit cycles and can vary considerably from period to period and the timing of other sales of investments that would result in gains or losses is driven by market conditions, including interest rates, and other factors. Management excludes “changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans” as this adjustment represents the economics of investments in underlying funds withheld portfolios supporting reinsurance agreements that have been transferred to third-party reinsurers, which is not indicative of our ongoing results.

Finally, management excludes from adjusted income (loss) from operations certain additional items (as set forth in the definition below) that are not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management believes excluding these items better explains the results of the company’s ongoing businesses in a manner that allows for enhanced understanding of underlying trends, company performance and business fundamentals.

Management also believes that the use of the non-GAAP financial measures book value per share, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Supplements for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: http://www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

In the third quarter of 2024, we revised our definition of adjusted income (loss) from operations to exclude the impact of certain additional items that are not indicative of the ongoing operations of the business and may obscure trends in the underlying performance of the Company. The presentation of prior period adjusted income (loss) from operations was recast for such third quarter 2024 revisions to conform to the current period presentation.

Adjusted income (loss) from operations is GAAP net income (loss) excluding the following items, as applicable:

•Items related to annuity product features, which include changes in market risk benefits (“MRBs”), changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits, and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products (collectively, “net annuity product features”);
•Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);
•Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•Changes in the fair value of equity securities and certain other investments, the impact of certain derivatives, and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);
•Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);
•Income (loss) from the initial adoption of new accounting standards, accounting policy changes and new regulations, including changes in tax law;
•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets;
•Income (loss) from discontinued operations;
•Other items, which include the following: certain legal and regulatory accruals; severance expense related to initiatives that realign the workforce; transaction, integration and other costs related to mergers and acquisitions, including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business, and certain other corporate initiatives; mark-to-market adjustment related to the LNC stock component of our deferred compensation plans (“deferred compensation mark-to-market adjustment”); gains (losses) on modification or early extinguishment of debt; and impacts from settlement or curtailment of defined benefit obligations; and
•Income tax benefit (expense) related to the above pre-tax items, including the effect of tax adjustments such as changes to deferred tax valuation allowances.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
•Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock, changes in MRBs, guaranteed living benefit (“GLB”) and guaranteed death benefit (“GDB”) hedge instruments gains (losses), and the difference between amounts recognized in net income (loss) on reinsurance-related embedded derivatives and the underlying asset portfolios (“reinsurance-related embedded derivatives and portfolio gains (losses)”) by (b) common shares outstanding.
•Book value per share is the most directly comparable GAAP measure.

Other Definitions

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Sales

Sales as reported consist of the following:
•Annuities and Retirement Plan Services – deposits from new and existing customers;
•Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•MoneyGuard® linked-benefit products – MoneyGuard® (UL) and MoneyGuard Market Advantage® (VUL), 150% of commissionable premiums;
•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;
•Term – 100% of annualized first-year premiums; and
•Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation
Reconciliation of Net Income (Loss) to Adjusted Income (Loss) from Operations and
Average Stockholders' Equity to Adjusted Average Stockholders' Equity

	For the		For the
(in millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024 (1)	2025	2024 (1)

Net Income (Loss) Available to Common
Stockholders – Diluted	$688	$884	$(69)	$2,073
Less:
Preferred stock dividends declared	(11)	(11)	(46)	(46)
Adjustment for deferred units of LNC stock in our
deferred compensation plans	—	—	—	3
Net Income (Loss)	699	895	(23)	2,116
Less:
Net annuity product features, pre-tax (2)	405	252	(687)	1,702
Net life insurance product features, pre-tax	(58)	4	(15)	(128)
Credit loss-related adjustments, pre-tax	(25)	(34)	(53)	(36)
Investment gains (losses), pre-tax	(81)	(230)	(183)	(311)
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and certain
mortgage loans, pre-tax (3)	14	201	(76)	395
Gains (losses) on other non-financial assets – sale of
subsidiaries/businesses, pre-tax (4)	—	584	—	584
Other items, pre-tax (5)(6)(7)(8)(9)	75	(33)	40	(219)
Income tax benefit (expense) related
to the above pre-tax items	(69)	(184)	199	(451)
Total adjustments	261	560	(775)	1,536
Adjusted Income (Loss) from Operations	$438	$335	$752	$580
Add:
Preferred stock dividends declared	(11)	(11)	(46)	(46)
Adjusted Income (Loss) from Operations Available to Common Stockholders	$427	$324	$706	$534

Earnings (Loss) Per Common Share – Diluted (10)
Net income (loss)	$3.80	$5.11	$(0.39)	$12.03
Adjusted income (loss) from operations	2.36	1.87	3.97	3.10

Stockholders’ Equity, Average
Stockholders' equity	$8,871	$7,747	$8,551	$7,483
Less:
Preferred stock	986	986	986	986
AOCI	(4,349)	(4,160)	(4,510)	(3,937)
Stockholders’ equity, excluding AOCI and preferred stock	12,234	10,921	12,075	10,434
Changes in MRBs	2,501	2,624	2,575	2,227
GLB and GDB hedge instruments gains (losses)	(3,297)	(2,723)	(3,162)	(2,551)
Reinsurance-related embedded derivatives and portfolio gains (losses)	(191)	(372)	(182)	(465)
Adjusted average stockholders' equity	$13,221	$11,392	$12,844	$11,223

(1)    Prior period amounts have been recast to conform to the current period presentation. See definitions of Non-GAAP measures earlier in this release.
(2)    For the three months ended June 30, 2025 and 2024, includes changes in MRBs of $932 million and $126 million, respectively; changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits of $(595) million and $50 million, respectively; and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products of $68 million and $76 million, respectively. For the six months ended June 30, 2025 and 2024, includes changes in MRBs of $(370) million and $2,021 million, respectively; changes in the fair value of the related hedge instruments inclusive of income allocated to support the cost of hedging or future benefits of $(321) million and $(537) million, respectively; and changes in the fair value of the embedded derivative liabilities and the associated index options for our indexed annuity products of $4 million and $218 million, respectively.

(3)    Includes primarily changes in the fair value of the embedded derivative related to the fourth quarter 2023 reinsurance transaction.
(4)    Relates to the sale of our wealth management business, which provided approximately $650 million of statutory capital benefit.
(5)    Includes $(114) million for the six months ended June 30, 2024, primarily related to the settlement of cost of insurance litigation in the first quarter of 2024.
(6)    Includes severance expense related to initiatives to realign the workforce of $(2) million and $(7) million for the three months ended June 30, 2025 and 2024, respectively, and $(8) million and $(56) million for the six months ended June 30, 2025 and 2024, respectively.
(7)    Includes transaction, integration and other costs related to mergers, acquisitions, divestitures and certain other corporate initiatives for the three months ended June 30, 2025 and 2024, respectively, of $(18) million primarily related to the Bain Capital transaction and $(27) million related to the sale of our wealth management business; and for the six months ended June 30, 2025 and 2024, respectively, of $(38) million related to the Bain Capital transaction and the sale of our wealth management business and $(37) million primarily related to the sale of our wealth management business.
(8)    Includes deferred compensation mark-to-market adjustment of $1 million for the three months ended June 30, 2025 and 2024, and $(8) million and $(12) million for the six months ended June 30, 2025 and 2024, respectively.
(9)    Includes gains (losses) on early extinguishment of debt of $94 million for the three and six months ended June 30, 2025.
(10)    In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted EPS calculations, as the use of diluted shares would result in a lower loss per share.

Lincoln National Corporation
Reconciliation of Book Value per Share

	As of the Three Months Ended
	6/30/24	9/30/24	12/31/24	3/31/25	6/30/25
Book Value Per Common Share
Book value per share	$40.78	$46.97	$42.60	$41.96	$44.91
Less:
AOCI	(25.59)	(15.70)	(29.46)	(25.08)	(23.04)
Book value per share, excluding AOCI	66.37	62.67	72.06	67.04	67.95
Less:
Changes in MRBs	15.66	12.56	18.51	12.42	15.05
GLB and GDB hedge instruments gains (losses)	(16.22)	(16.17)	(17.91)	(17.43)	(18.89)
Reinsurance-related embedded derivatives and portfolio gains (losses)	(1.58)	(3.76)	(0.88)	(1.14)	(0.98)
Adjusted book value per share	$68.51	$70.04	$72.34	$73.19	$72.77

Lincoln National Corporation
Digest of Earnings

	For the		For the
(in millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Revenues	$4,044	$5,153	$8,735	$9,269

Net Income (Loss)	$699	$895	$(23)	$2,116
Preferred stock dividends declared	(11)	(11)	(46)	(46)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	—	—	—	3
Net Income (Loss) Available to Common
Stockholders – Diluted	$688	$884	$(69)	$2,073

Net Income (Loss) Per Common Share – Basic	$3.88	$5.18	$(0.39)	$12.16
Net Income (Loss) Per Common Share – Diluted (2)	$3.80	$5.11	$(0.39)	$12.03

Average Shares – Basic	177,175,326	170,620,161	174,264,554	170,335,077
Average Shares – Diluted	180,602,665	172,892,566	177,033,874	172,363,656

(1)    We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2)    In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business; our affiliate reinsurance arrangements; and restrictions on the payment of revenue sharing and 12b-1 distribution fees;
•Changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of new and emerging rules, laws and regulations relating to privacy, cybersecurity and artificial intelligence that may lead to increased compliance costs, reputation risk and/or changes in business practices;
•Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Rapidly increasing or sustained high interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;
•The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;
•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;
•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, and profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in or failure of the telecommunication, information technology or other operational systems of the company or the third parties on whom we rely or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches in security of such systems;
•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims and adversely affect our businesses and the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.